Exhibit 99.1
Northern Oil and Gas, Inc. Announces Preliminary Third Quarter 2019 Production and
Operations Update

MINNEAPOLIS, MINNESOTA – October 30, 2019 – Northern Oil and Gas, Inc. (NYSE American: NOG) today announced a preliminary third quarter 2019 production and operations update.

PRODUCTION AND OPERATIONS UPDATE

Northern estimates that its third quarter 2019 production was 40,786 Boe per day, a 53% increase over the third quarter of 2018. Strong well performance has continued to meet or exceed Northern’s expectations. However, Northern estimates that curtailments, shut-ins and completion delays negatively impacted Northern’s production by a total of approximately 4,500 Boe per day in the third quarter, as follows:

•Northern estimates that 3,500 Boe per day was curtailed or shut-in primarily due to gas processing constraints in the Williston Basin. This impact was significantly higher than the 2,500 Boe per day that Northern estimates it experienced in the second quarter and the 1,900 Boe per day that Northern had been forecasting for the third quarter. Gas processing constraints and low NGL prices also contributed to a significant decline in Northern’s average realized natural gas prices for the third quarter.

•Northern estimates that production was negatively impacted by another 1,000 Boe per day in the third quarter due to heavy rains and flooding during September that led to production curtailments and delayed completions, particularly on six units where Northern holds above-average working interests.

Northern also estimates that the curtailments, shut-ins and completion delays led to a modest increase in certain costs on a unit basis for the third quarter. However, Northern does not anticipate these issues affecting its previously issued full year 2019 operating expense guidance.

Northern anticipates that a significant portion of the curtailments and shut-ins will be remedied by substantial gas processing capacity that has or will come online in the fourth quarter of 2019 and first quarter of 2020. In addition, the weather related issues experienced in September have moderated in October. Finally, Northern’s newly acquired VEN Bakken assets performed well in the third quarter, producing an estimated 6,800 Boe per day, exceeding Northern’s prior estimates. As a result, Northern expects sequential production growth in the fourth quarter and is not adjusting its previously provided fourth quarter 2019 production guidance.

PRELIMINARY FINANCIAL INFORMATION

The foregoing preliminary unaudited financial and operating information and estimates, including with respect to production and other matters, is based on estimates and subject to completion of Northern’s financial closing procedures and audit processes. Such information has been prepared by management solely on the basis of currently available information. The preliminary unaudited information does not represent and is not a substitute for a comprehensive statement of financial and operating results, and Northern’s actual results may differ materially from these estimates because of final adjustments, the completion of Northern’s financial closing procedures, and other developments after the date of this release.

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding Northern’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on Northern’s properties, Northern’s ability to acquire additional development opportunities, changes in Northern’s reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, Northern’s ability to raise or access capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.

Northern has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control. These and other applicable risks and uncertainties have been described more fully in Northern’s Annual Report on Form 10-K filed with the SEC on March 18, 2019 and in Northern’s subsequent SEC filings. Northern does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

CONTACT:

Nicholas O’Grady
President and Chief Financial Officer
(952) 476-9800
ir@northernoil.com

Source: Northern Oil and Gas, Inc.